SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 27, 2004

NEWMONT MINING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31240

(Commission File Number)

84-1611629

(I.R.S. Employer Identification Number)

1700 Lincoln Street

Denver, Colorado 8020

(Address and zip code of principal executive offices)

(303) 863-7414

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01—Entry into a Material Definitive Agreement.

On September 27, 2004, Newmont Australia Limited (“NAL”), a wholly-owned subsidiary of Newmont Mining Corporation (“Newmont”), signed a term sheet, in anticipation of entering into definitive transaction documentation, relating to a loan and loan guarantee involving Australian Magnesium Corporation Limited (“AMC”) and certain of its subsidiaries. The term sheet was signed by the following additional parties: (a) AMC and its subsidiaries, Australian Magnesium Operations Pty Ltd (“AMO”), QMC Investments Pty Ltd, QMC (Kunwarara) Pty Ltd, QMC Refmag Pty Ltd, and Queensland Magnesia Pty Ltd (collectively, the “AMC Group”); and (b) Resource Capital Fund III L.P. (“RCF”). All references below to A$ are to Australian currency.

Under the provisions of the term sheet, it is contemplated that:

(1)	RCF will acquire from the AMC Group the Queensland magnesia project (“QMAG”), which is conducted as an unincorporated joint venture, and the Kunwarara magnesite deposit;

(2)	NAL will forgive (a) an outstanding loan of A$5 million owed by AMC and (b) outstanding loan guarantee fees of approximately A$2.8 million owed by QMAG;

(3)	RCF will pay or assume (a) a loan facility of an AMC subsidiary that has been used to provide funds to QMAG and that is guaranteed by NAL and other Newmont subsidiaries, which has an outstanding balance as of September 27, 2004 of approximately A$58 million; and (b) any amount due and payable from the closeout of foreign exchange hedge contracts and options; and

(4)	a subsidiary of NAL will loan A$30 million to a newly-formed QMAG entity, which loan will have a term of 10 years and will be subordinated to a senior debt facility to be advanced by a third party financier and to a loan to be provided by RCF.

The transaction is expected to close in the fourth quarter of 2004, after satisfaction of a number of conditions, including (a) approval by AMC shareholders; (b) certain regulatory approvals; (c) entry into the senior debt facility; and (d) completion of definitive transaction documentation. In addition, pending the closing, NAL will loan A$1.25 million to QMAG for short term working capital purposes, secured by AMC’s and AMO’s interests in the Kunwarara magnesite deposit. This loan will be repaid when the transaction with RCF closes.

Newmont expects to record a non-cash, pre-tax gain of approximately $10 million to $15 million upon closing of the transaction with RCF, as a result of the reversal of a $30 million loss contingency accrual previously recorded by Newmont related to its guarantee of the existing A$58 million loan facility, net of a valuation allowance that will be established in respect of Newmont’s new A$30 million loan and other miscellaneous effects of the transaction. This gain may be material, depending on the amount of income that Newmont otherwise will have in the quarter in which the transaction closes. This Form 8-K is being filed on a cautionary basis.

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In the fourth quarter of 2003, a Newmont subsidiary sold to Deutsche Bank and Magtrust Pty Ltd the equity interest that it had in AMC, but remained obligated under the outstanding loan and guarantee arrangements referred to above.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWMONT MINING CORPORATION

By:	/s/ Bruce D. Hansen
Name:	Bruce D. Hansen
Title:	Senior Vice President and Chief Financial Officer

Dated: October 1, 2004

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